As filed with the Securities and Exchange Commission on May 17, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SCIQUEST, INC.

(Exact name of registrant as specified in its charter)

Delaware	56-2127592
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6501 Weston Parkway, Suite 200

Cary, North Carolina 27513

(919) 659-2100

(Address of Principal Executive Offices)

SciQuest, Inc. 2004 Stock Incentive Plan

(Full title of the plan)

Grant W. Collingsworth

General Counsel

SciQuest, Inc.

6501 Weston Parkway, Suite 200

Cary, North Carolina 27513

(919) 659-2100

(919) 659-2199 (Facsimile)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. Check one:

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 Par Value	1,000,000(2)	$14.05(3)	$14,050,000	$1,611

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the registrant’s common stock that become issuable under the SciQuest, Inc. 2004 Stock Incentive Plan (the “2004 Plan”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.
(2)	Represents shares of common stock reserved for future issuance under the 2004 Plan. To the extent outstanding option awards under the 2004 Plan are forfeited or lapse unexercised, the shares of common stock subject to such awards will be available for issuance under the 2004 Plan.
(3)	This estimate is made pursuant to Rule 457(h) of the Securities Act for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is $14.05, which is the average of the high and low prices for the registrant’s common stock as reported on The Nasdaq Global Market on May 15, 2012.

Proposed sale to take place as soon after the effective date of the registration statement as awards under the plan are exercised and/or vest.

EXPLANATORY NOTE

SciQuest, Inc. (“SciQuest” or the “Company”) is filing this registration statement on Form S-8 to register 1,000,000 additional shares of the Company’s common stock authorized for issuance under the SciQuest, Inc. 2004 Stock Incentive Plan (the “Plan”).

On November 5, 2010, the Company filed a registration statement on Form S-8 (File No. 333-170386) with the Securities and Exchange Commission (the “Commission”) to register 2,032,231 shares of the Company’s common stock for issuance under the Plan (the “Prior Registration Statement”). In accordance with General Instruction E of Form S-8, the contents of the Prior Registration Statement, including any amendments thereto or filings incorporated therein, are hereby incorporated by reference into this registration statement to the extent not otherwise amended or superseded by the contents thereof.

PART II

INFORMATION REQUIRED IN

THE REGISTRATION STATEMENT

Item 8. Exhibits

The following exhibits are filed as part of this Registration Statement:

5.1	Opinion of Grant W. Collingsworth, General Counsel of the Company

23.1	Consent of Ernst & Young LLP

23.2	Consent of Grant W. Collingsworth (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page hereof).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cary, State of North Carolina, on this 17th day of May, 2012.

SCIQUEST, INC.

By:	/s/ Stephen J. Wiehe
Stephen J. Wiehe
President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen J. Wiehe and Rudy C. Howard, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

/s/ Stephen J. Wiehe	President, Chief Executive Officer and Director	May 17, 2012
Stephen J. Wiehe	(Principal Executive Officer)

/s/ Rudy C. Howard	Chief Financial Officer	May 17, 2012
Rudy C. Howard	(Principal Financial and Accounting Officer)

/s/ Jeffrey T. Barber	Director	May 17, 2012
Jeffrey T. Barber

	Director	May , 2012
Timothy J. Buckley

/s/ Noel J. Fenton	Director	May 17, 2012
Noel J. Fenton

/s/ Daniel F. Gillis	Director	May 17, 2012
Daniel F. Gillis

EXHIBIT INDEX

Exhibit

5.1	Opinion of Grant W. Collingsworth, General Counsel of the Company

23.1	Consent of Ernst & Young LLP

23.2	Consent of Grant W.Collingsworth (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page hereof).